EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Office Depot, Inc. (the “Company”) of our report relating to the financial statements of the Company dated February 20, 2013 and April 30, 2013 as to the effects of (i) the change in accounting principle described in Note A, and (ii) changes in reportable segment presentation described in Note A, Note B, and Note O (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of the change in accounting principle and changes in reportable segment presentation) appearing in Current Report on Form 8-K dated April 30, 2013, and our reports dated February 20, 2013, relating to the financial statement schedule of the Company, and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 29, 2012.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida
November 7, 2013